UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2011

Lightning Gaming, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-52575	20-8583866
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

23 Creek Circle, Suite 400, Boothwyn, Pa 19061

(Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code) 610 494 5534

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2011, we borrowed $1,000,000, at an interest rate of 8% per annum, under a loan agreement with The Co-Investment Fund II, L.P. (“CI II”).  All principal and accrued interest under the loan are payable on the April 12, 2014 maturity date, subject to conversion and acceleration provisions summarized below.  We will use the loan proceeds for working capital purposes.  Our wholly-owned subsidiary, Lightning Poker, Inc. (“LPI”), has guaranteed our obligations under the loan agreement and has pledged substantially all of its assets as collateral for those obligations.

As partial consideration for the loan, we issued to CI II a warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $2.00 per share (subject to antidilution adjustments).  The warrants are exercisable until April 12, 2016.  If the warrant is exercised and we later register any of our securities under the Securities Act of 1933, as amended (the “Securities Act”), the holders of our shares that were acquired through the exercise of the warrant can require us to make reasonable efforts to include their shares in that registration, at our expense, subject to the terms and conditions of the warrant.

The loan agreement restricts us from prepaying the loan; incurring further indebtedness outside the ordinary course of business; renewing, extending or refinancing pre-existing indebtedness; subjecting our property to further liens; or transferring the collateral, without the prior consent of CI II.

The maturity of the loan is subject to acceleration in the event of a default, which would include, among other things, a material adverse change with respect to us (as detailed in the loan documents), an unstayed or undischarged judgment against us in excess of $50,000, a default by LPI under its pre-existing loan obligations to CI II and Stewart J. Greenebaum, LLC, or our or LPI’s breach of any other material obligation, or loss of a material license or permit, that would reasonably be expected to have a material adverse effect on us or LPI.

The entire balance of principal and accrued interest under the loan can, at the discretion of CI II, be converted into shares of stock that we issue in our next equity financing transaction.  Such conversion would be at the same price and on the same terms and conditions as the shares we issue in that equity financing.

CI II is managed by Cross Atlantic Capital Partners Inc. (“Cross Atlantic”).  Donald Caldwell is a member of our board of directors and is the founder and chief executive officer of Cross Atlantic.  Frederick C. Tecce is a member of our board of directors and is a managing director and of counsel of Cross Atlantic.  CI II is deemed to own beneficially more than 5% of our outstanding common stock, based on its ability to acquire our common stock through the exercise of warrants or conversion of promissory notes.

The above description of the financing transaction is merely a summary of its material terms.  Copies of the material agreements relating to the financing transaction are filed as exhibits to this Form 8-K.  Interested parties should read those agreements in their entirety.

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Section 2 - Financial Information

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to Item 1.01 of this Form 8-K for information concerning the direct financial obligation on which we and LPI have become obligated under the loan agreement with CI II.

Section 3 - Securities and Trading Markets

Item 3.02                      Unregistered Sales of Equity Securities.

Please refer to Item 1.01 of this Form 8-K for information concerning the loan that we obtained from CI II, which under certain circumstances is convertible into shares of our stock, and the warrant to purchase shares of our stock that we issued to CI II as partial consideration for the loan.  The note evidencing the loan and the warrant were issued without registration under the Securities Act pursuant to the exemption from registration in Section 4(2) of the Securities Act.

Section 9 - Financial Statements and Exhibits

Item 9.01                      Financial Statements and Exhibits.

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           Exhibits:

Exhibit No.	Description
99.1	Loan Agreement between Lightning Gaming, Inc. (“LGI”) and CI II
99.2	Promissory Note issued by LGI to CI II
99.3	Warrant for Stock issued by LGI to CI II
99.4	Guaranty Agreement by LPI in favor of CI II
99.5	Security Agreement between LPI and CI II
99.6	Intellectual Property Security Agreement for Patents and Trademarks between LPI and CI II
99.7	Intellectual Property Security Agreement for Copyrights and Mask Works between LPI and CI II

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning Gaming, Inc.

By:/s/ Robert Ciunci
          Robert Ciunci, Chief Financial Officer
Date:  April 15, 2011

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